UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 000-16798

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Secured Investment Resources Fund, L.P. II

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(Exact name of registrant as specified in its charter)

199 S. Los Robles Ave., Pasadena, California 91101, (626) 585-5920

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(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Units of Limited Partnership Interests

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(Title of each class of securities covered by this Form)

N.A.

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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) /x/	Rule 12h-3(b)(1)(i) / /
Rule 12g-4(a)(1)(ii) / /	Rule 12h-3(b)(1)(ii) / /
Rule 12g-4(a)(2)(i) / /	Rule 12h-3(b)(2)(i) / /
Rule 12g-4(a)(2)(ii) / /	Rule 12h-3(b)(2)(ii) / /
Rule 15d-6 /x/

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934 Secured Investment Resources Fund, L.P. II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 12, 2008	By:	/s/ CHRISTOPHER K. DAVIS
	Name:	Christopher K. Davis, Vice President and
	Title:	General Counsel, Millenium Management LLC,
General Partner of Secured Investment
Resources Fund, L.P. II